Exhibit 10.23

August 5, 2024

Dear Garth:

It is my pleasure to extend the following promotion to you on behalf of Duluth Trading Company. This letter will highlight some of the details of your promotion.

Position Title: Senior Vice President of Brand & Marketing

Work Location: Mount Horeb, WI - Headquarters

Start Date:  08/05/2024

Base Salary: Your annual base salary will be $325,000 annual, which is paid bi-weekly and is subject to deductions for taxes and other withholdings that are required by law.

Bonus Potential:  You are eligible to participate in the Company’s bonus plan for executive-level employees, and your bonus target will be 65% of your base salary, and the maximum bonus award shall be up to 130% of your base salary. The amount of bonus for FY24 is contingent on the Company meeting certain pre-established financial thresholds as previously disclosed, and shall be prorated based on your effective date.

Long-Term Incentive:  Beginning in fiscal year 2025, you will be eligible for an annual grant of restricted stock, subject to Compensation Committee approval and company performance. Your target incentive will have a grant date fair value equal to 50% of your base salary. The grant will vest 25% each year on a 4-year schedule, provided you are still employed on each vesting date.

Signing Bonus: The repayment terms for the signing bonus, initiated on July 25th, 2023, remain in effect.

Benefits: Your enrollment in the Company’s health, dental, life, disability, 401(K), and flex spending programs will continue unchanged. Additionally, your eligibility for the BeniComp Selected Executive Medical Reimbursement Plan, covering both you and your eligible dependents, will now extend from a maximum of $10,000 annually to a maximum of $15,000 annually.

Severance Benefits: As a member of the Executive team, you will be a participant in the Executive General Severance Plan and the Executive Change in Control Severance Plan. A summary of these plans at the Senior Vice President level is included in this agreement.

Time Off: Your paid time off benefits remain unchanged.

Relocation: We anticipate your move to the greater Madison area by October 1st, 2025. At Duluth Trading Company, we understand the significance of relocating, and our policy is tailored to support you and your family through this transition. Please note that this updated relocation agreement replaces the previous one effective from July 25th, 2023, resulting in a reset of your relocation benefits and any submitted expenses.

Enhanced Flex Benefit Program: Duluth recognizes your intention to utilize mileage and temporary housing support throughout the relocation policy agreement. As a result, we are increasing the flex benefit cap from $10,000 to $21,000. This enhanced program maintains flexibility, allowing you to allocate the benefits towards mileage, temporary living expenses, or a combination of both.

Sincerely,

Sam Sato

President & Chief Executive Officer

Duluth Trading Company

ACCEPTED:

/s/ Garth Weber	August 5th, 2024
Garth Weber	Date